Offer by

Each of

PIMCO Corporate & Income Strategy Fund

PIMCO High Income Fund

PIMCO Income Strategy Fund

PIMCO Income Strategy Fund II

PIMCO Corporate & Income Opportunity Fund

PIMCO California Municipal Income Fund

PIMCO California Municipal Income Fund II

PIMCO California Municipal Income Fund III

PIMCO Municipal Income Fund

PIMCO Municipal Income Fund II

PIMCO Municipal Income Fund III

PIMCO New York Municipal Income Fund

PIMCO New York Municipal Income Fund II

PIMCO New York Municipal Income Fund III

(each, a “Fund” and, collectively, the “Funds”)

To Purchase for Cash

Up to 100% of Its Outstanding Preferred Shares

(PIMCO Corporate & Income Strategy Fund: Auction-Rate Preferred Shares Series M, Series T, Series W, Series TH and Series F)

(PIMCO High Income Fund: Auction-Rate Preferred Shares Series M, Series T, Series W, Series TH and Series F)

(PIMCO Income Strategy Fund: Auction-Rate Preferred Shares Series T, Series W and Series TH)

(PIMCO Income Strategy Fund II: Auction-Rate Preferred Shares Series M, Series T, Series W, Series TH and Series F)

(PIMCO Corporate & Income Opportunity Fund: Auction-Rate Preferred Shares Series M, Series T, Series W, Series TH and Series F)

(PIMCO California Municipal Income Fund: Auction-Rate Preferred Shares Series A, Series B and Series C)

(PIMCO California Municipal Income Fund II: Auction-Rate Preferred Shares Series A, Series B, Series C, Series D and Series E)

(PIMCO California Municipal Income Fund III: Auction-Rate Preferred Shares Series A and Series B)

(PIMCO Municipal Income Fund: Auction-Rate Preferred Shares Series A, Series B, Series C, Series D and Series E)

(PIMCO Municipal Income Fund II: Auction-Rate Preferred Shares Series A, Series B, Series C, Series D and Series E)

(PIMCO Municipal Income Fund III: Auction-Rate Preferred Shares Series A, Series B, Series C, Series D and Series E)

(PIMCO New York Municipal Income Fund: Auction-Rate Preferred Shares Series A)

(PIMCO New York Municipal Income Fund II: Auction-Rate Preferred Shares Series A and Series B)

(PIMCO New York Municipal Income Fund III: Auction-Rate Preferred Shares Series A)

March 12, 2024

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been appointed to act as Tender Agent (as defined in the Offer to Purchase) in connection with an offer by each of the Funds, each a Massachusetts business trust registered under the Investment Company Act of 1940, as amended, to purchase for cash up to 100% of its outstanding preferred shares of beneficial interest, $0.00001 par value and liquidation preference of $25,000 per share, designated Auction-Rate Preferred Shares (with respect to each Fund, the “Preferred Shares”), upon the terms and subject to the conditions set forth in the offer to purchase dated March 12, 2024 (the “Offer to Purchase”) and each Fund’s related letter of transmittal (the “Letter of Transmittal,” which, together with the Offer to Purchase, each as amended or supplemented from time to time, with respect to each Fund constitutes such Fund’s “Offer” and, collectively, the “Offers”). The price to be paid for each Fund’s Preferred Shares is an amount to the seller equal to 94.25%, with respect to PIMCO Corporate & Income Strategy Fund (“PCN”) and PIMCO High Income Fund (“PHK”); 96%, with respect to PIMCO Income Strategy Fund (“PFL”) and PIMCO Income Strategy Fund II (“PFN”); and 98%, with respect to PIMCO Corporate & Income Opportunity Fund (“PTY”), PIMCO California Municipal Income Fund (“PCQ”), PIMCO California Municipal Income Fund II (“PCK”), PIMCO California Municipal Income Fund III (“PZC”), PIMCO Municipal Income Fund (“PMF”), PIMCO Municipal Income Fund II (“PML”), PIMCO Municipal Income Fund III (“PMX”), PIMCO New York Municipal Income Fund (“PNF”), PIMCO New York Municipal Income Fund II (“PNI”) and PIMCO New York Municipal Income Fund III (“PYN”); of the liquidation preference of $25,000 per share (or $23,562.50 per share for PCN and PHK, $24,000 per share for PFL and PFN and $24,500 per share for PTY, PCQ, PCK, PZC, PMF, PML, PMX, PNF, PNI, and PYN) in cash, plus any unpaid dividends accrued through April 12, 2024, or such later date to which the Offer is extended, less any applicable withholding taxes and without interest, and subject to the conditions set forth in the Offer, if properly tendered and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase).

We are asking you to contact your clients for whom you hold a Fund’s Preferred Shares registered in your name (or in the name of your nominee) or who hold a Fund’s Preferred Shares registered in their own names. Please bring the Offer(s) to their attention as promptly as possible.

For your information and for forwarding to your clients, we are enclosing the following documents:

1. The Offer to Purchase dated March 12, 2024;

2. Letter(s) of Transmittal for your use and for the information of your clients, including Form W-9, which provides information relating to backup federal income tax withholding;

3. Notice of Guaranteed Delivery to be used to accept an Offer if the Preferred Shares and all other required documents cannot be delivered to the Tender Agent (as defined in the Offer to Purchase) by the Expiration Date (as defined in the Offer to Purchase);

4. Notice of Withdrawal to be used to withdraw previously tendered Preferred Shares; and

5. A form of letter which may be sent to your clients for whose accounts you hold a Fund’s Preferred Shares registered in your name (or in the name of your nominee), with space provided for obtaining such clients’ instructions with regard to the Offer(s).

Your prompt action is requested. We urge you to contact your clients as promptly as possible. EACH FUND’S OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00P.M., NEW YORK CITY TIME, ON APRIL 12, 2024, UNLESS THE APPLICABLE OFFER IS EXTENDED.

Each Offer is not being made to, nor will a Fund accept tenders from, holders of Preferred Shares in any jurisdiction in which the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

No Fund will pay any fees or commissions to any broker, dealer or other person (other than the Tender Agent as described in the Offer to Purchase) for soliciting tenders of Preferred Shares pursuant to an Offer. Each Fund will, however, upon request, reimburse you for reasonable and necessary costs and expenses incurred by you in forwarding any of the enclosed materials to your clients. Preferred Shareholders of a Fund will be responsible for paying all stock transfer taxes in connection with the Offer, except as otherwise provided in the Offer to Purchase. In addition, backup withholding may be required unless either an exemption is proved or the required taxpayer identification information and certifications are provided. See Section 3, “Procedures for Tendering Preferred Shares,” of the Offer to Purchase.

In order to accept an Offer, an Agent’s Message (as defined in the Offer to Purchase), and any other required documents, should be sent to the Tender Agent (as defined in the Offer to Purchase) by 5:00p.m., New York City time, on April 12, 2024.

In order to facilitate an Offer and any auctions for Preferred Shares that may remain outstanding after the Offer is completed, when you tender Preferred Shares on behalf of your clients you will need to provide additional contact information for your Auction Department and/or the Broker-Dealer who submits auction instructions for the Preferred Shares on your behalf. Should you be unable to provide this contact information, each Fund, in its sole discretion, may waive this requirement. Please contact EQ Fund Solutions, the Information Agent for the Offer, at (877) 478-5044 with any questions.

None of the Funds, their Boards of Trustees nor Pacific Investment Management Company LLC, the Funds’ investment manager, make any recommendation to any holder of Preferred Shares as to whether to tender all or any Preferred Shares.

Any inquiries you may have with respect to an Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Tender Agent at the addresses and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

Equiniti Trust Company, LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF ANY FUND, THE TENDER AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH EITHER OFFER OTHER THAN THE MATERIALS ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIALS.